Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
February 12, 2009	Peter Thonis
212-395-2355
peter.thonis@verizon.com

John Killian Named Verizon Chief Financial Officer

NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today named John F. Killian, executive vice president and chief financial officer, effective March 1. Killian, 54, will succeed Doreen A. Toben, who last week announced her plans to retire around the middle of this year and who will work with Killian during the transition period.

Killian currently is president of Verizon Business, which provides advanced network solutions to large-business and government customers. A replacement for Killian will be named shortly.

Verizon Chairman and CEO Ivan G. Seidenberg said: “John has the broad scope of financial and operational experience that makes him a natural fit for the CFO position. He has held many of Verizon’s top financial jobs and most recently has led our enterprise operations during a period when we have consistently taken share from our competition globally. We look forward to a seamless transition.”

Verizon News Release, page 2

As president of Verizon Business since its formation in January 2006, Killian has led an organization of more than 31,000 employees responsible for a global network that spans six continents. Before that, he served as senior vice president and chief financial officer for Verizon’s Domestic Telecom group.

Killian began his communications career 30 years ago and held positions of increasing responsibility in operations and finance before being appointed president and chief executive officer of NYNEX CableComms Limited in the United Kingdom in 1995. He then served as group president-international telecommunications for Bell Atlantic before becoming the corporation’s vice president for investor relations.

Following the Bell Atlantic/GTE merger that formed Verizon in 2000, Killian was appointed senior vice president-customer operations. He later served as senior vice president and controller for Verizon.

Killian began his career as a certified public accountant after receiving a Bachelor of Science degree, magna cum laude, from Providence College in 1977. He also received a master’s degree from Bentley College. Killian serves on the Board of Directors at Consolidated Edison Inc. and is a trustee on the boards of Providence College and the National Urban League.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 80 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon employs a diverse workforce of nearly 224,000 and last year generated consolidated operating revenues of more than $97 billion. For more information, visit www.verizon.com.

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Verizon News Release, page 3

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